Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	John Waelti
Financial Relations Board
312-640-6760
jwaelti@financialrelationsboard.com

COBRA ELECTRONICS REPORTS IMPROVED THIRD QUARTER RESULTS

Sales Increase 8.1%, Pretax Income up 90% on lower SG&A;

Net Income Increase of 247% Benefited from Lower Tax Rate

CHICAGO, IL – OCTOBER 26, 2005 – Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications and navigation products, today announced that its net income increased 247 percent in the third quarter of 2005 to $1.9 million. This strong performance was driven by several factors, including an 8.1 percent increase in net sales as compared to the prior year, lower selling, general and administrative expenses resulting from the capitalization of certain engineering expenses and decreases in other expenses, and a tax benefit due to a research and development tax credit and the non-taxable nature of the life insurance proceeds received in the first quarter of this year. Cobra also maintained its strong financial position, ending the third quarter with no interest-bearing debt.

For the quarter, Cobra reported net income of $1,881,000, or $.29 per diluted share, compared to net income of $542,000, or $.08 per diluted share, in the third quarter of 2004. Sales increased by 8.1 percent, to $33.5 million, from $31.0 million in the prior year’s quarter. Gross margin for the third quarter was 24.8 percent, compared to 26.2 percent in the third quarter of 2004. Selling, general and administrative expenses declined to $6.8 million, or 20.2 percent of sales, as compared to $7.3 million, or 23.6 percent of sales in the third quarter of 2004. Cobra also recorded a tax benefit in the third quarter as the company realized a research and development tax credit that extended back several years and continued to benefit from the non-taxable nature of life insurance proceeds received in the first quarter as a result of the death of Cobra’s former chief executive officer.

“Cobra’s sales increase in the third quarter reflected improved sales in nearly all of our product lines as compared to the third quarter of 2004,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Two-way radio sales were particularly strong as our 2005 product line was

Cobra Third Quarter Results – 2

well received by both retailers and consumers. We also saw improved sales of Citizens Band radios, our new line of amateur ten-meter radios and radar detectors. These higher sales were offset, in part, by a decline in mobile navigation sales as compared to last year due to production delays of our newest models, the NavOne 4000 and the NavOne 4500, which did not begin shipping until the final two weeks of the quarter. These innovative portable mobile navigation products, the first with integrated real-time traffic capabilities, are now shipping to our customers and have received rave reviews from the press, our customers and consumers.” Referring to the decline in gross margins during the quarter, Mr. Bazet added, “Disappointing mobile navigation sales not only offset some of the gain in sales from our other product lines, but also resulted in a lower overall gross margin as these higher margin products did not contribute to the mix as anticipated.”

Selling, general and administrative expenses declined to $6.8 million in the third quarter from $7.3 million in the prior year. This decline in expenses, in conjunction with the year-over-year increase in sales of $2.5 million, resulted in a decline in SG&A to 20.2 percent of sales from 23.6 percent in the prior year. The decrease in expenses was driven primarily by capitalization of certain engineering expenses associated with the development of mobile navigation products in accordance with SFAS 86, as Cobra expanded its internal capabilities and reduced its reliance on outside third parties. Cobra also took steps to contain variable selling expenses and fixed sales and marketing expenses, although these savings were, in part, offset by increases in expenses associated with the implementation and operation of the company’s new computer systems and increased fees for outside professionals, including legal fees.

Cobra maintained its strong balance sheet position during the third quarter. The company had no interest-bearing debt as of September 30, 2005, as compared to $1.5 million one year earlier, and $6.7 million in cash, as compared to $1.3 million one year earlier. Inventory increased to $27.4 million from $25.7 million the prior year. Accounts receivable at the end of the quarter were $21.8 million, approximately the same as one year earlier. Net book value per share as of September 30, 2005 increased to $10.55 from $9.02 one year ago.

Mr. Bazet also provided the company’s outlook for the fourth quarter of 2005 and reaffirmed the guidance provided previously for the year. “Cobra is forecasting that both revenue and net income in 2005 will exceed those of 2004. This does not take into account the income from the one-time events from the first quarter but recognizes the lower effective tax rate that will continue for the balance of the year and the benefits of the R&D tax credit that will extend into the fourth quarter. Although we are cautious regarding the impact of fuel and home heating costs on consumer confidence and their willingness to spend this holiday season, we anticipate that the fourth quarter will see improved year-over-year performance in sales and net earnings.”

Cobra will be conducting a conference call on October 26, 2005 at 11:00 a.m. EDT to discuss third quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries,

Cobra Third Quarter Results – 3

Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Third Quarter Results – 4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2005	September 30, 2004 (1)		September 30, 2005	September 30, 2004 (1)
Net sales	$33,511	$31,014		$86,474	$78,867
Cost of sales	25,213	22,874		65,383	58,751

Gross profit	8,298	8,140		21,091	20,116
Selling, general and administrative expenses	6,782	7,312		20,845	19,288

Operating income	1,516	828		246	828
Other income (expense):
Interest expense	(23)	(26)		(72)	(80)
Other, net	138	55	(1)	9,261	(38	)(1)

Income before taxes	1,631	857		9,435	710
Tax provision (benefit)	(250)	315	(1)	1,164	261	(1)

Net income	$1,881	$542		$8,271	$449

Net income per common share:
Basic	$0.29	$0.08		$1.28	$0.07
Diluted	$0.29	$0.08		$1.26	$0.07

Weighted average shares outstanding:
Basic	6,445	6,445		6,445	6,437
Diluted	6,595	6,559		6,582	6,607

(1)	Other expense and tax provision for the three months ended September 30, 2004 increased by $49,000 and decreased by $20,000, respectively, and other expense and tax benefit for the nine months ended September 30, 2004 increased by $131,000 and $50,000, respectively, to comply with GAAP requirements for Cobra’s step by step prorated share of Horizon’s net loss under the Equity Method of Accounting adopted as of the first quarter 2005.

Cobra Third Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2005	December 31, 2004 (1)		September 30, 2004 (1)
ASSETS:

Current assets:
Cash	$6,673	$2,600		$1,319
Accounts receivable, net	21,785	27,181		21,788
Inventories, net	27,440	19,551		25,667
Other current assets	15,269	10,887	(1)	8,932	(1)

Total current assets	71,167	60,219		57,706

Net property, plant and equipment	6,925	6,795		6,563

Total other assets	13,379	15,206		17,109

Total assets	$91,471	$82,220		$81,378

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$6,963	$4,785		$7,618
Accrued liabilities	8,359	8,307	(1)	4,566	(1)

Total current liabilities	15,322	13,092		12,184

Non-current liabilities:
Long-term debt	0	0		1,485
Deferred taxes	1,578	3,206		3,836
Deferred compensation	6,155	5,564		5,285
Other long-term liabilities	392	399		465

Total non-current liabilities	8,125	9,169		11,071

Total shareholders’ equity	68,024	59,959	(1)	58,123	(1)

Total liabilities and shareholders’ equity	$91,471	$82,220		$81,378

(1)	Other current assets, accrued liabilities and retained earnings as of December 31, 2004 decreased by $274,000, $106,000 and $168,000, respectively, and also decreased as of September 30, 2004 by $195,000, $75,000 and $120,000, respectively, to comply with GAAP requirements for Cobra’s step by step prorated share of Horizon’s net loss under the Equity Method of Accounting adopted as of the first quarter 2005.